UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/03/2009

ANESIVA, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50573

Delaware	77-0503399
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

400 Oyster Point, Suite 502
South San Francisco, CA 94080
(Address of principal executive offices, including zip code)

(650) 624-9600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On December 3, 2009 Anesiva, Inc. ("Anesiva") entered into an Asset Purchase Agreement (the "Agreement") which, among other things, assigned Anesiva's rights under the Revised License Agreement with PowderJect Technologies, Ltd. ("PowderJect"), dated November 30, 2009, and sold certain assets related to Zingo to Powder Pharmaceuticals, Inc. ("Powder Pharma"), and Lee's Pharmaceuticals (HK) Limited (Lee's Pharma), the guarantor of Powder Pharma under the Agreement. Under the terms of the Agreement, the total purchase price of the Zingo-related assets was approximately $2.7 million with full payment contingent on the delivery of certain assets to Powder Pharma and Lee's Pharma by January 31, 2009. Powder Pharma and Lee's Pharma have the right to terminate the Agreement if Anesiva fails to complete the proposed merger (the "Merger") of Arca Acquisition Corporation ("Arca"), a wholly-owned subsidiary of Anesiva, and Arcion Therapeutics, Inc. ("Arcion"), pursuant to that certain Agreement and Plan of Merger, dated August 4, 2009, among Anesiva, Arca and Arcion and, with respect to only Articles V and IX of the agreement, each of the Arcion stockholders listed on Schedule I thereto. In the event of such a termination, Anesiva shall return any payment already made and Powder Pharma shall return any assets received pursuant to the Agreement.

The foregoing is a summary of the Agreement. It is qualified in its entirety by the text of the Agreement, a copy of which will be filed as an exhibit to Anesiva's annual report on Form 10-K for the year ended December 31, 2009.

On December 3, 2009, Anesiva entered into a Deed of Novation (the "Novation") with Particle Therapeutics Limited ("Particle") and Powder Pharma, novating the License Agreement between Particle and Anesiva dated August 29, 2007 and the Material Transfer Evaluation Agreement ("MTEA") dated May 27, 2008. Pursuant to the License Agreement, Particle licensed certain intellectual property rights from Anesiva in order to develop and commercialize a novel system for delivering glucagon to diabetic patients. The Novation, among other things, (i) novated all of the rights and obligations of Anesiva pursuant to the License Agreement and MTEA to Powder Pharma as of the effective date of the Novation and (ii) released Anesiva from any and all obligations, whether occurring prior to or after the effective date of the Novation, pursuant to the License Agreement and MTEA.

The foregoing is a summary of the Novation. It is qualified in its entirety by the text of the agreement, a copy of which will be filed as an exhibit to Anesiva's annual report on Form 10-K for the year ended December 31, 2009.

On December 3, 2009, Anesiva entered into a Novation with PowderJect and Powder Pharma, novating the Revised License Agreement, dated November 30, 2009, between PowderJect and Anesiva. Pursuant to the Revised License Agreement, Anesiva had a worldwide, exclusive, royalty-free license to the license field defined as the delivery into human patients by powder injection of products containing either Lidocaine or Glucagon as the sole active ingredient for all treatment purposes. The Novation, among other things, (i) novated all of the rights and obligations of Anesiva pursuant to the Revised License Agreement to Powder Pharma as of the effective date of the Novation and (ii) released Anesiva from any and all obligations, as of the effective date of the Novation, pursuant to the Revised License Agreement.

The foregoing is a summary of the Novation. It is qualified in its entirety by the text of the agreement, a copy of which will be filed as an exhibit to Anesiva's annual report on Form 10-K for the year ended December 31, 2009.

On December 3, 2009, Anesiva entered into an Assignment Agreement (the "Assignment") with Sigma-Tau Industrie Farmaceutiche Riunite S.p.A. ("Sigma-Tau") and Powder Pharma, assigning the License Agreement between Anesiva and Sigma-Tau dated February 4, 2008, as amended, April 15, 2008. Under the License Agreement, Sigma-Tau was to promote and distribute the Zingo product within various territories in Europe. The Assignment, among other things, (i) assigned the entire right, title, interest and obligations of Anesiva pursuant to the License Agreement to Powder Pharma as of the effective date of the Assignment and (ii) released Anesiva and Sigma-Tau from any and all obligations pursuant to the License Agreement occurring prior to the effective date of the Assignment.

The foregoing is a summary of the Assignment. It is qualified in its entirety by the text of the agreement, a copy of which will be filed as an exhibit to Anesiva's annual report on Form 10-K for the year ended December 31, 2009.

On December 3, 2009, Anesiva entered into an Assignment with Lee's Pharma and Powder Pharma, assigning the License and Distribution Agreement between Anesiva and Lee's Pharma dated July 21, 2008. Under the License and Distribution Agreement, Lee's Pharma was to market and sell the Zingo product in a number of Asian territories. The Assignment, among other things, (i) assigned the entire right, title, interest and obligations of Anesiva pursuant to the License and Distribution Agreement to Powder Pharma as of the effective date of the Assignment and (ii) released Anesiva and Lee's Pharma from any and all obligations pursuant to the License and Distribution Agreement occurring prior to the effective date of the Assignment.

The foregoing is a summary of the Assignment. It is qualified in its entirety by the text of the agreement, a copy of which will be filed as an exhibit to Anesiva's annual report on Form 10-K for the year ended December 31, 2009.

Item 1.02.    Termination of a Material Definitive Agreement

The disclosures set forth under Item 1.01 are hereby incorporated by reference into this Item 1.02.

Item 2.01.    Completion of Acquisition or Disposition of Assets

The disclosures set forth under Item 1.01 are hereby incorporated by reference into this Item 2.01. Anesiva accounted for the assets referenced in the Agreement as part of discontinued operations noted in Anesiva's annual report on Form 10-K for the year ended December 31, 2008 as filed with the SEC on March 25, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANESIVA, INC.

Date: December 09, 2009	By:	/s/ John H. Tran
John H. Tran
Vice President, Finance & Chief Accounting Officer